VanEck BNB ETF has filed a registration statement (including a prospectus) with the SEC for the o ering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this o ering. You may get these documents for free by visiting EDGAR on the SEC Web site atௗwww.sec.govௗor by visitingௗvaneck.com/vbnb. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by callingௗ800.826.2333. Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-286959 May 28, 2026